EXHIBIT 99.1

NEWS RELEASE For Immediate Release May 8, 2003	Contact: Charles A. Post SVP-Corporate Strategy and Capital Markets (703) 273-7500

SUNRISE REPORTS A 23 PERCENT INCREASE IN REVENUES;
STRONG GROWTH IN EPS TO $0.56 PER SHARE

     McLean, Va.—Sunrise Assisted Living, Inc. (NYSE: SRZ), d/b/a Sunrise Senior Living, today reported a 23 percent increase in first-quarter 2003 revenues to $136.7 million from $111.1 million in the same quarter of 2002. Net income for the first quarter of 2003 rose 79 percent to $13.4 million, or $0.56 per share (diluted), compared to $7.5 million, or $0.32 per share (diluted), for the first quarter of 2002 (which included $4.1 million or $0.10 per share of expenses associated with the redemption of Sunrise’s 5.5 percent convertible notes). First-quarter 2003 earnings per share results were 75 percent higher than first-quarter 2002 (first-quarter 2003 EPS results were 33 percent higher than first-quarter 2002 results excluding the redemption expenses).

     First-quarter 2003 results were benefited by the Company’s sale/long-term manage back program which resulted in higher income, reduced interest expense as a result of a $46 million reduction in debt and lower depreciation and amortization expense from already completed sales as well as properties classified as held for sale. First-quarter 2003 results also reflect continued growth in the Company’s operating portfolio, including a 20 percent increase in revenues under management and increased management and contract services contribution. First-quarter 2003 results were achieved despite a $3.7 million increase in general and administrative expenses, $3.8 million of pre-tax start-up losses and development and pre-opening expense and higher than anticipated operating expenses primarily due to winter-weather conditions, which resulted in increased snow removal and labor expense. The increase in development and general and administrative expenses reflects the Company’s continued growth, including transition expenses associated with the Marriott Senior Living transaction and Sunrise’s expansion into new markets in Europe.

     “During the quarter, we generated strong revenue, earnings and EPS growth and closed the Marriott Senior Living transaction, which expanded the services we offer allowing us to serve a broader base of customers,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “With the $564 million sale/long-term manage back agreement we announced yesterday, we are continuing our management services transformation. The resulting benefits include a more predictable revenue and earnings stream based on long-term management contracts, reduced debt, and strong cash flow, which can be used for future growth as well as our expanded repurchase program.”

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     Marriott Senior Living Services Transaction

     At the end of March 2003, Sunrise completed the acquisition of Marriott Senior Living Services adding 129 senior living communities with a resident capacity of 23,329, creating the nation’s largest senior living operator. Three communities are operated under leases, which Marriott Senior Living was in the process of terminating. Sunrise expects the leases will ultimately be terminated with no financial impact. As previously announced, to reflect the expansion of its senior living business, Sunrise will change its name to Sunrise Senior Living, Inc., if approved by the Company’s shareholders at its annual shareholder meeting on May 12, 2003. In addition, J.W. Marriott, Jr., chairman and CEO of Marriott International, became a member of Sunrise Senior Living’s Board of Directors at the close of the sale.

     With the closing of the transaction, Sunrise now operates 344 communities in major metropolitan markets in the United States, Canada and the United Kingdom with a resident capacity of 40,465 and generating annual revenues under management of approximately $1.5 billion. Approximately 67 percent of Sunrise’s resident capacity is assisted living, 23 percent is independent living and 10 percent is skilled nursing. The majority of Marriott Senior Living’s employees became employees of Sunrise Senior Living at the close of the sale, increasing the company’s workforce to more than 30,000.

     Portfolio Growth

     In the first quarter of 2003, Sunrise opened five communities developed by Sunrise. Two of the newly developed communities are owned by Sunrise joint ventures, two are wholly owned by Sunrise and one is managed for a third party.

     At the end of the first quarter of 2003, Sunrise operated 343 operating communities, of which Sunrise owned 100 percent of 90 communities, had a majority or controlling interest in four communities, a minority ownership position in another 102 communities and managed 147 communities for third-party owners. Since the end of the first quarter, Sunrise has opened one newly developed community.

     Development Program

     Sunrise expects to continue developing communities in major metropolitan markets in North America and overseas as part of its international expansion. Consistent with the Company’s long-range strategic goal to be the premier senior living management services company, in 2002 Sunrise formed two major development joint ventures with institutional investors and expects virtually all of its future development activities will be conducted with joint venture partners. In the second quarter of 2002, Sunrise formed a development joint venture with PRICOA Property Private Equity Limited (PPPE), the European real estate private equity arm of Prudential Real Estate Investors (PREI), to develop senior living communities in major metropolitan areas in the United Kingdom and Germany over the next five to seven years. Six communities (three in the United Kingdom and three in Germany) are currently in the early stages of development by the venture. In the fourth quarter of 2002, Sunrise entered into a development joint venture with the California Public Employees’ Retirement System (CalPERS) and AEW Capital Management. This venture is expected to initially develop 12 communities in major metropolitan markets in the United States, including eight communities in California, over the next two years. Ten communities are currently under construction by the venture. CalPERS currently owns interests in 13 Sunrise operating communities.

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     In both joint venture arrangements Sunrise owns 20 percent and its partner owns 80 percent. Sunrise will manage the developed communities under long-term management agreements. All of Sunrise’s joint ventures have substantial equity provided by institutional partners.

     At the end of the first quarter of 2003, Sunrise had 18 communities under construction, which are expected to open over the next four quarters. Of those openings, 14 will be in joint ventures, three will be consolidated and one will be wholly owned by a third party (a schedule of openings by quarter is provided in Sunrise’s supplemental disclosure). Sixteen of those openings will be in the United States and two will be in Canada. Sunrise has 42 additional communities under various stages of development.

     Operational Highlights

     As a result of continued growth in Sunrise’s operating portfolio and revenue increases, revenues under management increased 20 percent to $163.2 million in the first quarter of 2003 from $136.1 million in the first quarter of 2002. Revenues under management include revenues generated by Sunrise’s consolidated communities, revenues generated by communities owned in joint ventures and communities owned by third parties that are managed by Sunrise. Net management and contract services income, defined as management and contract services revenues less corresponding expenses, increased 53 percent to $11.6 million in the first quarter of 2003 from $7.6 million in the first quarter of 2002.

     At the end of the first quarter of 2003, Sunrise’s total operating portfolio consisted of 343 communities with a resident capacity of 40,359 compared to 191 communities with a resident capacity of 15,293 in the previous year’s period. The large increase in communities and resident capacity is primarily due to the closing of the Marriott Senior Living transaction. Occupancy for the total operating portfolio increased to 85.2 percent in the first quarter of 2003 compared to 82.1 percent in the first quarter of 2002. Because the Marriott Senior Living transaction closed at the end of the first quarter of 2003, Sunrise’s balance sheet reflects the impact of the transaction, however its income statement does not reflect the operating results for those additional communities. As a result, certain operating statistics for the entire portfolio were not available.

     Consistent with Sunrise’s transformation to a management services company, resident capacity of communities operated for third parties and owned in joint ventures increased to 73 percent of the overall portfolio in the first quarter of 2003 compared to 57 percent in the year-earlier period. In addition, reflecting the expansion of its senior living business, the percentage of Sunrise’s portfolio, based on resident capacity, attributed to assisted living was 67 percent at the end of the first quarter of 2003 compared to 92 percent in the previous year period. During the same time period, independent living resident capacity increased to 23 percent from 8 percent and skilled nursing increased to 10 percent from less than 1 percent.

     At the end of the first quarter of 2003, Sunrise had 145 communities (11,158 resident capacity) that were classified as “same-store” owned communities. The Company defines this portfolio as communities in which Sunrise has an ownership interest (therefore, the profit or loss of the community directly impacts Sunrise’s income statement) and were stabilized for both the first quarter of 2003 and 2002. This portfolio includes consolidated and joint venture communities. First-quarter 2003 revenue for this portfolio increased 4.7 percent over the first quarter of 2002 as a result of a 3.2 percent increase in average daily rate ($122.78 compared to $118.98) and a 1.9 percent increase in occupancy (90.5 percent

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compared to 88.8 percent). Operating expenses for this portfolio increased 8.3 percent in the first quarter of 2003 over the year earlier period, which resulted in a 5.4 percent decrease in operating margin, excluding management fee expense (see Supplemental Disclosure for reconciliation). First-quarter 2003 operating expenses were impacted by increased insurance expense, employee benefit cost increases partially due to lower employee turnover and weather conditions primarily in the East Coast, which resulted in higher than expected utilities, snow removal and labor expense. Looking forward, management expects continued positive same-store revenue comparisons and for expense growth to moderate.

     “First-quarter operating performance was strong in several categories, including growth in our operating portfolio, revenues under management and same-store average daily rate and occupancy,” said Sunrise President Thomas Newell. “We are pleased with the growth in our management services business as it continues to become the primary driver of our overall revenue and earnings growth. In addition, our integration with the Marriott Senior Living team continues to progress smoothly.”

     Financing and Capital Overview

     Sunrise ended the first quarter of 2003 with $72.2 million of cash and cash equivalents. In addition, debt at the end of the first-quarter 2003 was $474.6 million, a $46 million, or 9 percent decrease compared to $520.6 million at the end of the first quarter of 2002. First-quarter 2003 cash and debt levels reflect the closing of the Marriott Senior Living acquisition. Since the first quarter of 2000, Sunrise has reduced total debt by $278.7 million, or 37 percent. During that same time period, Sunrise increased resident capacity by 240 percent to 40,359 as of the end of the first-quarter 2003 versus 11,854 at the end of the first quarter of 2000.

     At the end of first-quarter 2003, 53 percent of the Company’s debt was fixed (5.9 percent weighted average interest rate) and 47 percent was floating (3.6 percent weighted average interest rate) with a weighted average interest rate of 4.8 percent. As of March 31, 2003, Sunrise had $57.5 million of debt maturing in the next 12 months, which the Company expects to refinance or repay as it matures.

     In a press release yesterday, Sunrise announced an agreement for a 44-property, $564 million sale/long-term manage back transaction. The transaction includes the sale/long-term manage back of 28 consolidated senior living communities for $345 million and the sale of 16 Sunrise joint-venture communities valued at $219 million. The communities are being sold to investment entities advised by Macquarie Capital Partners, LLC, a global real estate investment banking company. The investor group will acquire a 90 percent interest in the venture and Sunrise will have a 10 percent interest and will continue to operate the communities under long-term management agreements. The 44 communities are located in 13 states and have a resident capacity of 3,428.

     The sale of the 28 consolidated communities and the 16 joint-venture communities is expected to close late in the second quarter of 2003 subject to customary closing conditions, closing of financing and receipt of required regulatory approvals.

     The 28 consolidated communities have a combined book value of approximately $258 million. Based on the sale of a 90 percent interest, transaction costs and deferred financing costs, Sunrise expects to recognize total income of approximately $55 million. The deferred financing costs reflect the

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recognition of expenses related to financings no longer in place due to debt reduction associated with this transaction. Subject to meeting certain operating contingencies, Sunrise expects to recognize the income over five quarters. The recognition period reflects the inclusion of 10 pre-stabilized communities in the sales portfolio. Since Sunrise retained its minority interest, there is no gain or loss to Sunrise associated with the sale of the 16 joint-venture communities.

     The transaction is expected to result in debt reduction for Sunrise of approximately $203 million and generate pre-tax proceeds of approximately $167 million ($112 million from the 28-property sale/long-term manage back and $55 million from the net repayment of notes receivable on the 16 joint venture communities). Upon closing of the transaction, Sunrise anticipates its debt level will be below $300 million, representing its lowest level since 1997. Proceeds from the closing are expected to be used to fund Sunrise’s expanded share repurchase program (see below) and for general corporate purposes.

     Upon closing of this transaction, Sunrise will have 66 remaining consolidated communities. Since 32 of the communities are leased, Sunrise will have 34 remaining operating communities that are consolidated and are candidates for its sale/long-term manage back program with several more consolidated communities under development.

     Expands Repurchase Program

     Sunrise announced yesterday that its Board of Directors has expanded its repurchase program to $150 million from $50 million. The Company has completed $20 million of its previous repurchase program, leaving an additional $130 million of availability.

     The program is effective immediately, extends over the next 12 months and can be used for the repurchase of Sunrise’s common stock or its 5.25 percent convertible subordinated notes due in 2009. Sunrise will fund the repurchases from available funds, proceeds from its ongoing sale/long-term manage back program and proceeds from the repayment of notes receivable. Under the repurchase program, Sunrise is authorized to make purchases in the open market or in privately negotiated transactions from time to time, subject to market conditions, applicable legal requirements and other factors. The repurchase program does not obligate the Company to repurchase any specific number of shares or convertible notes, and repurchases pursuant to the program may be suspended or resumed at any time or from time to time without further notice or announcement.

     Outlook and Earnings

     Sunrise reaffirms its previous EPS guidance for 2003 of $2.57 to $2.65 per share, a 15 percent to 19 percent increase over 2002 results, which included $4.1 million or $0.10 per share of expenses associated with the early redemption of its 5.5 percent convertible notes. Quarterly guidance for the second quarter of 2003 is $0.62 to $0.65 per share (including approximately $5 million of transition expenses related to the Marriott Senior Living transaction and the closing of the property sale/long-term manage back transaction announced yesterday), which, if achieved, would represent earnings per share growth of 32 percent to 38 percent over second-quarter 2002 results of $0.47 per share. Sunrise expects its earnings growth in 2003 to be driven by internal growth in the form of higher management fees and pre-tax income from its existing portfolio of owned and managed communities, including the former Marriott portfolio, and expansion of its operating portfolio through new construction and new third-party

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management contracts.

     As previously stated, based on a high level of interest from institutional real estate buyers and Sunrise’s plans to further accelerate its management services transformation, the Company has expanded its sale/long-term manage back program in 2003. Year to date, Sunrise has completed or announced the sale/long-term manage back of 38 consolidated communities valued at $364 million. Sunrise expects to recognize income from sale/long-term manage back transactions similar to 2002 results of $74 million. Subject to meeting certain operating contingencies, Sunrise expects to recognize $41 million of income in 2003 from previously completed transactions. In addition, subject to meeting certain operating contingencies, Sunrise expects to recognize $33 million of income associated with the 28 consolidated properties mentioned in yesterday’s announcement in 2003 with the remaining $22 million to be recognized in 2004.

     As Sunrise continues its transformation process, it expects its revenue and earnings growth will become increasingly driven by growing management services revenues, with income from its sale/long-term manage back program declining. Based on the mid-point of its current guidance, Sunrise expects earnings per share in 2003, excluding income from property sales, to grow by 60 percent to $0.80 per share, from $0.50 per share in 2002. Sunrise’s 2003 guidance includes $11 million or $0.26 per share of transition expenses associated with the Marriott Senior Living transaction. Excluding transition expenses, earnings per share excluding income from property sales would be $1.06 per share. Sunrise expects earnings per share excluding income from property sales will continue to accelerate as it grows its operating portfolio, reinvests proceeds from its sale/long-term manage back program and completes the Marriott Senior Living transition.

     Conference Call Information

     Sunrise will host a conference call on Thursday, May 8, 2003, at 10:00 a.m. EDT when Paul Klaassen, chairman and chief executive officer; David Faeder, vice chairman; Thomas Newell, president; Tiffany Tomasso, president Sunrise Management Services, and Larry Hulse, chief financial officer, will discuss the Company’s first-quarter 2003 financial results. The call-in number is (703) 871-3625 (no password required). Those interested may also go to the Company’s Web site at www.sunriseseniorliving.com and click on the broadcast icon to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing (703) 925-2533 (pass code: 6482275). The call will be available from 1:00 p.m. EDT, May 8 through 11:59 p.m. EDT, May 15. In addition, a recording of the call will be available on Sunrise’s web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s web site in the investor relations section.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.- based Company, which employs more than 30,000 people, has over 360 senior living communities either open or under construction in the United States, United Kingdom and Canada with a combined resident capacity of more than 40,000. Sunrise communities offer a full range of personalized senior living services, from independent living, to assisted living, to care for individuals with Alzheimer’s and other forms of memory loss and nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.

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Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to execute on its sale/manage back program, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For general media calls, please contact Sarah Evers, vice president, External Communications at (703) 744-1620.

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SUNRISE ASSISTED LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$72,224	$173,119
Accounts receivable, net	33,667	21,648
Notes receivable — affiliates	6,329	10,180
Deferred income taxes	8,327	15,873
Prepaid expenses and other current assets	29,618	33,566

Total current assets	150,165	254,386
Property and equipment, net	320,342	299,683
Properties held for sale	339,369	337,233
Notes receivable — affiliate	88,084	77,112
Management contracts and leaseholds, net	82,756	12,140
Costs in excess of assets acquired, net	107,513	32,749
Investments in unconsolidated senior living properties	65,091	64,375
Investments	5,610	5,610
Other assets	46,952	32,863

Total assets	$1,205,882	$1,116,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,644	$5,082
Accrued expenses and other current liabilities	94,301	42,934
Deferred revenue	27,385	37,316
Current maturities of long-term debt	57,457	29,415

Total current liabilities	195,787	114,747
Long-term debt, less current maturities	417,154	427,554
Investments in unconsolidated senior living properties	3,113	2,901
Deferred income taxes	96,112	96,112
Other long-term liabilities	15,892	7,158

Total liabilities	728,058	648,472
Minority interests	1,994	1,861
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 22,228,199 and 22,343,815 shares issued and outstanding in 2003 and 2002	222	223
Additional paid-in capital	309,833	312,952
Retained earnings	172,346	158,931
Deferred compensation — restricted stock	(3,184)	(3,333)
Accumulated other comprehensive loss	(3,387)	(2,955)

Total stockholders’ equity	475,830	465,818

Total liabilities and stockholders’ equity	$1,205,882	$1,116,151

SUNRISE ASSISTED LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share amounts)

	Three months ended
	March 31,

	2003	2002

Operating revenue:
Management and contract services	$65,631	$32,069
Resident fees	51,332	66,796
Income from property sales	19,752	12,252

Total operating revenue	136,715	111,117

Operating expenses:
Management and contract services	54,023	24,460
Facility operating	37,205	44,432
Development and pre-opening	3,347	2,568
General and administrative	11,840	8,143
Depreciation and amortization	2,904	6,791
Facility lease	2,057	2,167

Total operating expenses	111,376	88,561

Income from operations	25,339	22,556

Interest income (expense):
Interest income	2,282	2,878
Interest expense	(6,534)	(13,229)

Total interest expense	(4,252)	(10,351)

Equity in earnings (losses) of unconsolidated senior living properties	168	(52)
Minority interests	(292)	(101)

Income before income taxes	20,963	12,052
Provision for income taxes	(7,547)	(4,580)

Net income	$13,416	$7,472

Net income per common share data:

BASIC

Basic net income per common share	$0.60	$0.33

Basic weighted-average shares outstanding	22,249	22,339

DILUTED

Diluted net income	$14,558	$8,701

Diluted net income per common share	$0.56	$0.32

Diluted weighted-average shares outstanding	26,176	26,804

Sunrise Assisted Living, Inc.
Supplemental Information
As of March 2003
($ in millions except average daily rate and per share data)

		Communities			Resident Capacity

		Q1 02	Q1 03		Q1 02		Q1 03

Property Data
	Properties Managed For Third Party Owners	23	147		2,039		20,357
	Properties in joint ventures	77	102		6,681		8,934
	Properties consolidated	91	94		6,573		11,068

	Total properties operated	191	343		15,293		40,359

Percentage Of Total Operating Portfolio
	Assisted Living				92%		67%
	Independent Living				8%		23%
	Skilled Nursing				—		10%

	Total				100%		100%

Selected Operating Results
			Q1 02		Q1 03

I.	Total Operating Portfolio
	Number of properties		191		343
	Resident capacity		15,293		40,359
	Occupancy (1)		82.1%		85.2%

II.	Same-Store Owned Portfolio Operating Results (2) (3)						%
II.			Q1 02		Q1 03		CHANGE

	Number of properties		145		145		—
	Resident capacity		11,158		11,158		—
	Revenue		$107.98		$113.04		4.7%
	Occupancy		88.83%		90.52%		1.9%
	Average daily rate (4)		$118.98		$122.78		3.2%
	Operating margin (5)		39.04%		36.93%		-5.4%

III.	Lease-Up Developed and Consolidated Portfolio
	Number of properties		10		11
	Resident capacity		905		1,045
	Occupancy		50.16%		53.47%
	Average daily rate (4)		$118.70		$133.14
	Operating margin (5)		23.14%		25.09%
	Average age (months)		6.6		8.6

IV.	Selected Total Portfolio Operating Results (6)
	Total revenues of properties under management		$136.1		$163.2
	Total G&A expenses as a percentage of total revenues of properties under management		5.98%		7.26%

Other Information
I.	Consolidated Debt
	Fixed principal amount		$371.5		$249.4
	Fixed weighted average rate		6.73%		5.86%
	Variable principal amount		$149.1		$225.2
	Variable weighted average rate		4.41%		3.56%
	Total debt		$520.6		$474.6
	Total weighted average rate		6.06%		4.77%
	Secured debt (percent of total)		$395.6	(76%)	$329.6	(69%)
	Unsecured debt (percent of total)		$125.0	(24%)	$145.0	(31%)

Sunrise Assisted Living, Inc.
Supplemental Information (continued)
As of March 2003
($ in millions except average daily rate and per share data)

II	Other
	Pre-tax start-up losses (7)	$(1.4)	$(0.5)
	Development and pre-opening expense	$(2.6)	$(3.3)
	Net cash provided by operating activities	$11.5	$9.5
	Net cash (used in) provided by investing activities	$110.5	$(98.6)
	Net cash used in financing activities	$(111.5)	$(11.8)
	Construction in progress	$127.1	$62.8
	Capitalized interest	$1.6	$1.1
	Capital expenditure	$72.3	$11.5

III	Number of Development Properties to be Opened (Resident Capacity)

	Q2 03	Q3 03	Q4 03	Q1 04

Consolidated properties	—	1(77)	2(143)	—
Joint venture properties	3(232)	3(261)	3(249)	5(462)
Managed properties	—	1(86)	—	—

Notes

(1)	The 1Q03 occupancy is as of March 31, 2003, which includes the 129 properties added through the Marriott Senior Living Services acquisition.

(2)	Same-store owned portfolio consists of all properties in which Sunrise has an ownership interest and that were stabilized in both the first quarter of 2003 and 2002. This includes consolidated and joint venture properties.

(3)	Includes the results of operation through the date of the sale for the 10 stabilized properties sold in the first quarter of 2003. In future periods, the operating results of the properties sold will be included in the managed portfolio.

(4)	Average daily rate excludes community fees.

(5)	Operating margin excludes management fee expense, which we believe is appropriate to exclude since such fees are paid to Sunrise. Operating margin including management fee expense for our Same-Store Owned portfolio was 29.59% and 31.64% in the first quarters of 2003 and 2002, respectively, and operating margin including management fee expense for our Leased-Up Developed and Consolidated portfolio was 14.90% and 11.84% in the first quarters of 2003 and 2002, respectively.

(6)	Includes all revenues for properties operated by Sunrise.

(7)	Losses incurred during the period for properties opened during the prior twelve months in which Sunrise has an ownership interest.